EXHIBIT 99.1
TRUE RELIGION APPAREL INC.

For:	True Religion Apparel Inc. Contact:
True Religion Apparel Inc. Charles Lesser, Chief Financial Officer (323) 266-3072

Investor Relations Bill Zima/James Palczynski (203) 682-8200
TRUE RELIGION APPAREL INC. REPORTS FISCAL 2005 FOURTH
QUARTER FINANCIAL RESULTS
— Reports FY05 Revenues of $102.6 Million & Diluted EPS of $0.84, after Giving Effect to a
One-Time $0.06 Proposed Non-Cash Legal Settlement Charge —
— Reports 4Q05 Sales of $25.5 Million —
— Reports 4Q05 Diluted EPS of $0.16, after Giving Effect to a One-Time $0.06 Proposed Non-Cash
Legal Settlement Charge —
— Raises Sales and Earnings Guidance for 1Q06 and FY06 —
Los Angeles, California — March 15, 2006 — True Religion Apparel Inc. (Nasdaq: TRLG) today announced results for the fourth quarter of fiscal 2005.
For the three month period ended December 31, 2005, net sales increased 88% to $25.5 million compared to $13.6 million in the fiscal fourth quarter of the prior year. Excluding a one-time, non-cash charge for a proposed legal settlement of $2.2 million, or $0.06 per diluted share net of tax, net income increased 100% to $5.0 million, or $0.22 per diluted share compared to the year-ago level of $2.5 million, or $0.12 per diluted share. Including the one time charge, diluted earnings per share for the fiscal fourth quarter were $0.16. The Company’s management believes it is important to show earnings per diluted share on a non-GAAP basis because the proposed legal settlement charge, for which the company has accrued, is a non-cash, non- recurring, one-time event.
For the 2005 fiscal year, the company reached its goal of $100 million in sales, as revenues grew 271% to $102.6 million compared to $27.7 million in the prior year. Diluted earnings per share increased 320% to $0.84 from $0.20 in the prior year. Excluding the one-time settlement charge, diluted earnings per share for the fiscal fourth quarter and full fiscal year would have been $0.22 and $0.90, respectively, in line with guidance and consensus expectations.
Jeff Lubell, President and Chief Executive Officer commented, “Once again we had another strong quarterly and fiscal year performance. We continued to achieve strong revenue, margin and earnings growth from the year ago period. We are enthusiastic about the growing global awareness of our brand. Our revenue stream was highly diversified with approximately 57% of our revenues coming from the U.S. while our remaining revenues came from over 20 foreign countries. In the fourth quarter, we saw strong demand for our enhanced denim assortment in the U.S. and abroad. We also commenced with initial shipments of certain non-denim products such as fleece track suits, which were very well received by customers. We believe we are making good progress increasing sales in all of our non-denim categories and are on our way to creating a premium priced lifestyle brand. We are beginning to achieve strong customer acceptance for our new non-denim products and see a great opportunity to develop our business through category expansion.”
Mr. Lubell continued, “We believe that our first company-owned retail store in Manhattan Beach has done an incredible job of communicating our brand. During the three months that our store has been opened, we have achieved approximately $500,000 in sales, which equates to approximately $2,000 per square foot each month. We are currently reviewing other strategic locations and retail opportunities to continue to expand our brand awareness.”
Gross profit in the fourth quarter increased to $13.0 million compared to $6.5 million in the fourth quarter last year. Fourth quarter gross margins increased 310 basis points to 51.1% compared to the year ago fourth quarter level of 48.0%. Operating income increased to $8.2 million, or 32.0% of sales, compared to $3.9 million, or 28.6% of sales for the same period last year. The proposed non-cash legal settlement charge relates to a proposed settlement with a former consultant to the Company.
Mr. Lubell concluded, “We are very pleased with the direction of our business and fully expect both our U.S. and international business to continue to grow at a strong pace in the year ahead. Our sales, marketing, production and design teams have done a fantastic job identifying the high quality, high fashion needs of our growing customer base and have propelled True Religion to become a leading premium lifestyle brand. The traction we have gained among our many department store and specialty store customers for our increasingly diversified, expanded product assortment is very encouraging. We are energized with our opportunities in fiscal 2006 and will continue to work aggressively to maximize the investment return for our shareholders.”
Fiscal 2006 Operating Forecast
For the 2006 fiscal first quarter, the Company anticipates sales to be approximately $35 million and diluted earnings per share of $0.25 to $0.27.
For the 2006 fiscal year, the Company anticipates total sales to be in the range of $148 to $150 million and diluted earnings per share of approximately $1.25.
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available at www.truereligionbrandjeans.com. Please visit the Web site at least 15 minutes early to register for the teleconference webcast and download any necessary software.
About True Religion Apparel Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Japan, Canada, Mexico, the United Kingdom, Europe, South Africa and Australia. True Religion Brand Jeans can be found at Nordstrom, Neiman Marcus, Saks Fifth Avenue, Bloomingdales, Barney’s, Urban Outfitters, Ron Herman, Henri Bendel, and approximately 600 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barneys Japan and Isetan; in England, including Selfridges, Harrod’s and Harvey Nichols and in France including Galleries Lafayette.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

	QUARTER ENDED		YEAR ENDED
	12/31/05	12/31/04	12/31/05	12/31/04
Net Sales	$25,471,135	$13,559,911	$102,572,446	$27,667,418
Gross Profit	13,020,128	6,511,992	52,608,025	13,154,081
Selling, G & A	4,829,044	2,638,330	18,586,524	6,302,223
Operating Income	8,191,084	3,873,662	34,021,501	6,851,858
Income before Tax	6,127,618	3,873,662	31,977,027	6,726,858
Income tax expense	2,440,244	1,325,081	12,469,000	2,498,681
Net Income	3,687,374	2,548,581	19,508,027	4,228,177
Net Income per share: diluted	$0.16	$0.12	$0.84	$0.20
Average shares outstanding	23,179,500	20,771,000	23,179,500	20,771,000

Balance sheet

Cash	$9,436,632	$2,946,058
Inventory	10,052,748	3,325,665
Total Assets	$43,991,691	$13,416,989

Total Shareholders’ Equity	$35,293,006	$7,542,063